MAP Pharmaceuticals Completes Interim Safety Review of LEVADEX(TM)

Open-Label Safety Extension in More Than 400 Patients

MOUNTAIN VIEW, Calif., October 29, 2009 -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has completed a planned interim safety review of the open-label, long-term safety extension of the company's Phase 3 FREEDOM 301 clinical trial with its LEVADEX(TM) orally inhaled migraine therapy.

To date, more than 400 patients have completed at least six months of treatment and over 7,800 headaches have been treated in the safety extension. No drug-related serious adverse events have been reported.

The goal of the ongoing open-label, long-term safety extension is to evaluate overall safety, including pulmonary and cardiovascular safety, of LEVADEX in 300 patients for six months and 150 patients, including asthmatics, for 12 months as part of a potential New Drug Application. The trial is being conducted under a Special Protocol Assessment with the United States Food and Drug Administration.

The interim review of the data was conducted after a pre-specified number of patients had completed six months of exposure to LEVADEX and was also reviewed by an independent Data Monitoring Committee (DMC). The DMC is an independent group of clinical trial experts, including physicians, formed to critically review and evaluate patient safety data generated in the FREEDOM 301 trial with the objective of ensuring clinical trial patient safety, quality of the data collected and continued scientific validity of the trial design. On an ongoing basis, the DMC reviews data from the safety extension, including results of both pulmonary lung function evaluations using standard measures such as DLco and FEV1 and cardiac evaluations using EKGs, echocardiograms and chest X-rays.

About LEVADEX™

LEVADEX orally inhaled migraine therapy is a novel migraine therapy in Phase 3 development. Patients administer LEVADEX themselves using the company's proprietary TEMPO inhaler. LEVADEX has been designed to be differentiated from existing migraine treatments. It is a novel formulation of dihydroergotamine (DHE), a drug used intravenously in clinical settings to effectively and safely treat migraines. Based on clinical results, the company believes that LEVADEX has the potential to provide both fast onset of action, sustained pain relief and other migraine symptom relief in an easy-to-use and non-invasive at-home therapy.

LEVADEX is designed to incorporate the multiple beneficial mechanisms of action that allow DHE to block initiation of migraine, limit pain, reduce inflammation and stop a migraine at any point in the migraine cycle. Based on research to date, including the efficacy portion of the FREEDOM-301 trial, the company believes the unique pharmacokinetic profile of LEVADEX has the potential to effectively treat migraines, while minimizing the side effects commonly seen with DHE and other currently available medicines.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly, according to published studies. Migraine patients report that currently approved drugs do not fully meet their needs due to slow onset of action, short duration of effect, inconsistent response and unacceptable side effect profiles. The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

LEVADEX and TEMPO are trademarks of MAP Pharmaceuticals, Inc.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company's business, including, without limitation, risks and uncertainties relating to the failure to achieve favorable clinical outcomes and to have the company's LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, available at http://edgar.sec.gov.

CONTACTS:

Lisa Borland

MAP Pharmaceuticals, Inc.

(650) 386-3122

Nicole Foderaro

Invigorate Communications

(415) 946-1058

nfoderaro@invigoratepr.com